FILE NO. 70-9897
(POS Request to Modify Order / Extend Time)
SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 POST EFFECTIVE AMENDMENT NO. 3 TO
FORM U-1
APPLICATION / DECLARATION
UNDER
THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
______________________________
Allegheny Energy, Inc. 10435 Downsville Pike Hagerstown, MD 21740 Allegheny Ventures, Inc. 10435 Downsville Pike Hagerstown, MD 21740
Allegheny Energy Supply Company, L.L.C. 4350 Northern Pike Monroeville, PA 15146-2841
_____________________________
Allegheny Energy, Inc. 10435 Downsville Pike Hagerstown, MD 21740
The Commission is requested to send copies of all notices, orders and communications in connection with this Application / Declaration to:
Thomas K. Henderson, Esq. Vice President and General Counsel Allegheny Energy, Inc 10435 Downsville Pike Hagerstown, MD 21740	Anthony Wilson, Esq. Senior Counsel Allegheny Energy Service Corporation 10435 Downsville Pike Hagerstown, MD 21740

Item 1.     Description of the Proposed Transaction

            A.     Introduction

Now comes Allegheny Energy, Inc. ("Allegheny"), a registered holding company, Allegheny Energy Supply Company, L.L.C. ("AE Supply"),1 a wholly owned generating company subsidiary of Allegheny, and the Allegheny Energy Service Corporation, a wholly owned service subsidiary of Allegheny ("AESC") (collectively "Applicants"), by this post effective amendment Applicants seek to amend Holding Company Act Release No. 27486 (December 31, 2001) to extend the Rule 24 period to execute the restructuring of AE Supply through December 31, 2002. The transaction proposed herein falls within Rules 24, and 54 under the Act. Applicants request that the Commission issue an order not later than July 1, 2002.

    Request For Extension of Time

By Order No. 27486, the Commission authorized the restructuring of AE Supply by, among other things, restructuring the legal status of AE Supply by forming ("New AE Supply") for the purpose of reincorporating AE Supply in Maryland as a "C" corporation; restructuring the ownership of certain of AE Supply's investments in EWGs; and, merging AE Supply's subsidiaries into the newly-formed Maryland corporation.

Due to the number and complexity of the underlying transactions, Applicants were unable to complete the transactions approved by Order No. 27486 within the date specified under Rule 24. By this post effective amendment, Applicants request an extension of the time to execute the restructuring of AE Supply, as set forth in Order No. 27486, until December 31, 2002. There have been no material changes in the facts or representations set forth in File No. 70-9897 on which Order No. 27486 was based.

Item 2.     Fees, Commissions and Expenses

            No fees, commissions and expenses are expected to be incurred in connection with the proposed transaction. None of the fees, commissions or expenses is to be paid to any associate or affiliate company of Allegheny or any affiliate of any such associate company except for legal, financial and other services to be performed at cost.

Item 3.     Applicable Statutory Provisions

Rule 24 requires the execution of approved transactions within sixty (60) days of the issuance of a Commission order. Additionally, Rule 24 provides for the extension of the sixty day period upon application to the Commission.

Rule 53 limits the use of proceeds from the issuance of any securities (including any guarantees) by a registered holding company to finance investments in any EWG, as defined in Section 32 of the Act, and Rule 54 provides that, in determining whether to approve any transaction that does not relate to an EWG or FUCO, as defined in Section 33, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary that is an EWG or FUCO upon the registered holding company system if paragraphs (a), (b) and (c) of Rule 53 are satisfied.

Allegheny is in compliance with all requirements of Rule 53(a). Allegheny's aggregate investment (as defined in Rule 53(a)(1)(i), in EWGs and FUCOs at December 31, 2001 was approximately $454 million, or approximately 42.4% of Allegheny's consolidated retained earnings of $1,072 million for the four quarters ended December 31, 2001 as defined in Rule 53(a)(1)(ii). In addition, Allegheny has complied and will comply with the record-keeping requirements of Rule 53(a)(2), the employee limitation under Rule 53(a)(3), and the limitation under Rule 53(a)(4) concerning the submission of copies of certain filings under the Act to retail regulatory commissions. In Order No. 27486 (December 31, 2001) the Commission authorized Allegheny to invest up to $2 billion in EWGs and FUCOs. Finally, none of the circumstances described in Rule 53(b) has occurred or is continuing. Accordingly, Rule 53(c) is by its terms inapplicable to the transactions proposed herein that do not involve the issue and sale of securities (including guarantees) to finance an acquisition of an EWG or FUCO. In Order No. 27486 the Commission authorized investment of $2 billion in EWG/FUCO Projects is the equivalent of approximately 196% of consolidated retained earnings as of December 31, 2001.

 Item  4.     Regulatory Approvals

            Other than this Commission, no other state or federal regulatory commission has jurisdiction over the transactions for which authority is sought herein.

Item  5.     Procedure

            It is submitted that a recommended decision by a hearing or other responsible officer of the Commission is not needed for approval of the Transaction. The Division of Investment Management may assist in the preparation of the Commission's decision. There should be no waiting period between the issuance of the Commission's order and the date on which it is to become effective.

 Item 6.     Exhibits and Financial Statements

 (a)        Exhibits

Item 7. Information as to Environmental Effects

(a) For the reasons set forth in Item 1 above, the authorization applied for herein does not require major federal action significantly affecting the quality of the human environment for purposes of Section 102(2)(C) of the a National Environmental Policy Act (42 U.S.C. 4232(2)(C)).

(b) Not applicable.

SIGNATURE

            Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

Allegheny Energy, Inc. Allegheny Ventures, Inc. Allegheny Energy Supply Company, L.L.C. /s/ THOMAS K. HENDERSON Thomas K. Henderson

Date: March 28, 2002